Exhibit 10.04

PROFESSIONAL RELATIONS AND CONSULTING AGREEMENT

THIS PROFESSIONAL RELATIONS AND CONSULTING AGREEMENT (the “Agreement”) is between Airware Labs Corp., a corporation organized under the laws of Delaware, whose address is 8399 East Indian School Road, Suite 202 Scottsdale, AZ 85251 (the "Company") and ACORN MANAGEMENT PARTNERS, L.L.C., a Georgia Limited Liability Company located at 1080 McGinnis Ferry Rd #1101, Alpharetta, GA 30005 (the "Consultant").

WHEREAS, the Consultant is in the business of assisting public companies in financial advisory, strategic business planning, and professional relations services designed to help the investing public knowledgeable about the benefits of ownership in particular companies for which it provides services; AMP will drive long-term investors through Financial Professionals to own a company for fundamental reasons, therefore steadily increasing the shareholder base and creating a truly sophisticated market. This is done by creating relationships with professionals over a period of time.

WHEREAS, the Consultant has developed a proprietary multi-layered system designed to build long term relationships between the Company and the Consultant’s database of licensed financial professionals. The Full Market Awareness Program (the “Program”) will be customized by the Consultant to fit Company’s needs in order to assist the Company in achieving its goals of creating awareness and knowledge about the Company and objectives over a period of time;

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, or any activities which require registration under the Securities Act of 1933 (the “Act"), the Securities and Exchange Act of 1934 (the “Exchange Act"), or the Investment Advisors Act and does not offer services which may require regulation under federal or state securities laws;

WHEREAS, the Company agrees, after having a complete understanding of the services desired by the Company and the services to be provided by the Consultant, that the Company desires to retain Consultant to provide its services as more fully set forth herein consisting primarily of the Program (the “Services”) for the Company, and the Consultant is willing to provide the Services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows;

DUTIES AND INVOLVEMENT.

The Company hereby engages Consultant, and Consultant agrees, to provide the Services to the Company which may include various investor services. Upon request of the Company, the Services may include the following: consulting with the Company's management concerning assessment of current investor relations programs of the Company, efforts to expand investor base, include production of a Corporate Profile, Quick Facts and Conference Calls between financial professionals and the company’s appointed executive to speak with such professionals. AMP will reach out to approximately 3000 contacts each month and provide a monthly activity and broker report with all interested parties to the company with relevant contact information. The Services will be performed and directed at a U.S. audience.

AMP may include the following additional services: marketing surveys, confirmation of investor accreditation, professional financial investor support, strategic assistance to the company’s business planning, broker relations, conducting due diligence meetings, attendance at conventions and trade shows, stockholder communications, review and assistance in updating a business plan, review and consulting advice on the capital structure for the Company, and consulting on corporate finance and/or investment banking issues, financial analyst and newsletter campaigns, conferences, seminars and national and international tours, including, but not by way of limitation, due diligence meetings, investor conferences and institutional conferences, printed media advertising design, television advertisements/commercials, newsletter production, broker solicitation campaigns, electronic public relations campaigns, direct mail campaigns, placement in investment publications and obtaining third party research coverage. These service typical have additional third party fee’s, cost and service contacts associated with all of them and would be subject to additional funding by the company at no cost to AMP. Typical referred to as Third Party assistances.

RELATIONSHIP AMONG THE PARTIES.

Consultant and Company acknowledge and agree that in providing the Services the Consultant will be acting as an independent contractor. The Consultant and its employees and agents are not officers, directors or agents of the Company, and will not be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action. The Company and the Consultant further acknowledge and agree that the Consultant does not have, through stock ownership or otherwise, the power to control the Company as “control” is defined in the Act, the Exchange Act, or as used in common usage.

1.                  EFFECTIVE DATE, TERM AND TERMINATION.

Initial _____&_____

Subject to earlier termination according to the terms herein, this Agreement shall be effective on January 28, 2014 and will continue until January 27, 2015.

2.                  TERM RENEWAL OR EXTENSION.

This Agreement will be automatically renewed or extended for any successive term unless by written mutual agreement on terms to be agreed upon.

3.                  COMPENSATION AND PAYMENT OF EXPENSES;

In consideration of the Services, the Company agrees to pay to the Consultant the following fees:

First 3 Month period

Cash: $7,500 per month

Stock: 225,000 of 144 restricted common stock on January 27, 2014

Second 3 Month period

Cash:	$10,000 per month

Stock: $50,000 of 144 restricted common stock to be priced at the closing price on April 28, 2014

Third 3 Month period

Cash:	$10,000 per month

Stock: $50,000 of 144 restricted common stock to be priced at the closing price on July 28, 2014

Fourth 3 Month period

Cash:	$10,000 per month

Stock: $50,000 of 144 restricted common stock to be priced at the closing price on October 28, 2014

Early Termination. The Company may terminate the engagement at the end of any 90-day period with 6 days prior written (email) notice to the end of the period and will owe no payment in cash or stock from the date of termination.

Payment Terms.

Cash. First payment will be made on the first day of engagement. All other payments will be made under said terms above. All cash payments will be made by wire.

Wells Fargo Bank NA

_______________

_______________

Acorn Management Partners

________________

________________

(If Needed) International Swift Code: _________

Stock: All stock issued by the Company are fully earned the date of issue and must be issued in accordance to the terms agreed by both parties as set forth above under 4. Compensation and Payment of Expenses, within a 3-day grace period

The stock shall be restricted and will bear the following restricted legend or something similar:

“The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No transfer of these shares or any interest therein may be made except: (i) pursuant to an effective registration statement under the Act; (ii) pursuant to and in accordance with the terms and conditions of Rule 144; or (iii) pursuant to an opinion of counsel satisfactory to the issuer that such transfer does not require registration under the Act.”

The stock will be delivered to:

ACORN MANAGEMENT PARTNERS, L.L.C. located at

4080 McGinnis Ferry Road, Suite 1101, Alpharetta, GA 30005

Tax ID Number 26-2597933

Reimbursable Expenses. All expenses will be approved by the company prior to being expensed by AMP.

4.                  SERVICES NOT EXCLUSIVE.

Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged in other business activities, and that it will continue such activities during the Term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the Term of this Agreement, including, without limitation, providing services similar to the Services to companies who may compete with the Company.

5.                  CONFIDENTIALITY.

Each party acknowledges that it may have access to confidential information regarding the other party and its business. Consultant and the Company agree they will not, during or subsequent to the Term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of the other party) any Confidential Information of the other party. Confidential Information shall mean information that is not publicly known and which the party intends to keep confidential and informs the other party of its desire to keep confidential.

6.                  MISCELLANEOUS PROVISIONS

a)                  Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed as set forth heretofore, or to such other address as either party may designate, upon at least ten (10) days' written notice, to the other party.

b)                  Time. Time is of the essence of this Agreement.

c)                  Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

d)                 Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

e)                  Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

f)                   Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

g)                  Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

h)                  Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon the successors of the parties.

i)                    Arbitration.

i.                    If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through direct discussion, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation before resorting to arbitration. Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or a breach thereof shall be settled by arbitration, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

ii.                  Any provisional remedy, which would be available from a court of law, shall be available to the parties to this Agreement from the Arbitrator pending arbitration.

iii.                The site of any arbitration shall be Atlanta, Georgia.

iv.                In the event that a dispute results in arbitration, the parties agree that the prevailing party shall be entitled to reasonable attorney's fees to be fixed by the arbitrator.

v.                  The Agreement shall be construed by and enforced in accordance with the laws of the State of Georgia.

j)                    Entire Agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

k)                  Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

l)                    Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another the parties agree that a faxed signature shall be binding upon the parties to this agreement as though the signature was an original.

m)                Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

COMPANY:	CONSULTANT:
AIRWARE LABS CORP	ACORN MANAGEMENT PARTNERS, L.L.C.
Title: CEO/ President	Title: CEO
By: /s/ Jeffrey Rassas	By: /s/ John Exley
SIGNATURE	SIGNATURE
JEFFREY RASSAS	JOHN EXLEY
PRINT NAME	PRINT NAME
Date: January 27, 2014